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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                         AUGUST RESULTS VS. PLAN                Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                           August 1994       Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $30.8    $29.1    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                        (3.2)    (2.7)   (11.7)   (11.9)
   Non-Cash Income Tax Expense (Benefit)    (1.5)    (1.3)    (4.9)    (5.0)
   Other                                     0.4      0.5      4.5      4.0
                                        ------------------------------------
Cash from Operations                        (4.3)    (3.5)   (12.1)   (12.9)

Changes in Working Capital:
   FIFO Inventory (increase) decrease      (23.9)    (9.4)   (66.6)   (48.9)
   Trade Payables increase (decrease)       25.0     17.3     50.5     23.5
   All Other                                 0.7     (1.9)    (5.3)    (9.8)
                                        ------------------------------------
Net Changes in Working Capital               1.8      6.0    (21.4)   (35.2)

Capital Expenditures                        (5.0)    (5.3)   (15.7)   (26.3)

(Incr) Decr. in Rest. Cash & Cash Equiv.     0.2      0.1     55.2     57.5

Other:
   Short-Term Borrow. (Pymts) - Revolver     5.8      5.0     96.8    110.0
   Payments of Capital Leases               (0.4)    (0.3)    (2.2)    (2.2)
   Payments on Long-Term Debt               (0.5)    (0.4)   (81.1)   (79.7)
   Increase in Deferred Financing Costs     (0.1)       -     (7.7)    (7.4)
                                        ------------------------------------
Total Other                                  4.8      4.3      5.8     20.7
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)       (2.5)     1.6     11.8      3.8
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $28.3    $30.7    $28.3    $30.7
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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